EXHIBIT 14(a)

INDEPENDENT AUDITORS’ CONSENT

Merrill Lynch Balanced Capital Fund, Inc.:

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-40436 on Form N-14 of our report dated May 11, 2000 appearing in the Annual Report of Merrill Lynch Balanced Capital Fund, Inc. (formerly Merrill Lynch Capital Fund, Inc.) for the year ended March 31, 2000, and to the references to us under the captions “COMPARISON OF THE FUNDS — Financial Highlights — Balanced Capital Fund” and “EXPERTS” also appearing in the Proxy Statement and Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP Deloitte & Touche LLP Princeton, New Jersey August 10, 2000